Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	April 26, 2012
Simon Bowman, ext. 3645
Shelly Oates, ext. 3202

UGI Reports Second Quarter Results, Updates Guidance for 2012

VALLEY FORGE, Pa., April 26 - UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $133.4 million, or $1.18 per diluted share, for the second quarter of fiscal 2012 ended March 31, 2012, compared to $149.4 million, or $1.32 per diluted share, for the second quarter of fiscal 2011 ended March 31, 2011. Results for the current-year period were significantly impacted by record-setting warm weather in the United States and, to a much lesser extent, warm weather in Europe for two of the three months during the quarter. Results for the current-year quarter include the impact of the Heritage Propane acquisition completed by AmeriGas in mid-January and the Shell Acquisition completed by our International Propane business during the first quarter of fiscal 2012. Results for the current-year period include the after-tax impact of acquisition and transition costs associated with these transactions of approximately $2.2 million (a $0.02 reduction in earnings per diluted share). The current-year period also includes the impact of an after-tax loss of $2.2 million, or $0.02 per diluted share, related to an early extinguishment of debt at AmeriGas. Results for the prior-year period include the impact of an after-tax loss of $5.2 million, or $0.05 per diluted share, also related to an early extinguishment of debt at AmeriGas.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Our domestic business units experienced historic warm weather during the quarter which resulted in a lack of heating-related demand for all energy products. European weather averaged near normal for the period, but the weather patterns during the quarter were particularly volatile, with a warm January followed by extreme cold in February and then a very warm March, when temperatures across Europe averaged nearly 20% warmer than normal. Despite the near-term earnings challenges brought about by the warm winter, we remain confident in the future prospects for our businesses and pleased with the progress that our management teams are making as they execute their core strategic initiatives. The most notable achievement during the quarter was the closing of the Heritage Propane acquisition at AmeriGas. Our International Propane business continued to make very good progress on the Shell Acquisition integration and our Gas Utility added a significant number of new customers through conversions from other fuels to natural gas. In March, our Midstream and Marketing business announced a joint agreement to develop the Commonwealth Pipeline, a 200-mile, 30-inch pipeline that will transport Marcellus Shale gas from northeastern Pennsylvania south to major markets in the Mid-Atlantic States. Finally, we just declared a 4% increase in UGI’s common dividend, adding to our enviable track record of paying a common dividend for 128 consecutive years and of increasing the dividend for the last 25 years. This long-term track record of consistent dividend growth, coupled with our ability to generate cash for reinvestment in UGI’s businesses, demonstrates the merits of UGI as a growth and income investment.”

Greenberg continued, “Given our results to date and our current assessment of acquisition integration efforts and business prospects for the remainder of this year, we expect to report earnings per share of between $1.65 and $1.75 for the full fiscal year ending September 30, 2012. This guidance includes an estimate of the dilutive impact associated with the acquisition and transition costs that we expect to incur at AmeriGas and in our International Propane business of approximately $0.13 per diluted share as well as the impact of the loss on extinguishment of debt at AmeriGas of $0.02 per diluted share.”

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UGI Reports Second Quarter Results, Updates Guidance for 2012	Page 2

Segment Performance (Millions, except where otherwise indicated)

AmeriGas Propane:

For the three months ended March 31,	2012	2011	Increase
Revenues	$1,155.6	$906.8	$248.8	27.4%
Total margin (a)	$485.6	$342.0	$143.6	42.0%
Partnership EBITDA	$224.5	$157.5	$67.0	42.5%
Operating income	$195.0	$154.6	$40.4	26.1%
Income before income taxes	$136.5	$119.5	$17.0	14.2%
Retail gallons sold	389.4	316.3	73.1	23.1%
Degree days - % (warmer) colder than normal	(21.7)%	1.9%

•

The quarter ended March 31, 2012 was the warmest on record in the continental United States. Weather for the month of March was 38.4% warmer than normal, the warmest March on record in the continental United States.

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Retail gallons sold increased due to the Heritage Propane acquisition (approximately 138 million gallons) partially offset by a lack of heating-related demand in AmeriGas’s legacy propane business resulting from the record-setting warm weather.

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Total margin increased primarily due to the Heritage Propane acquisition (approximately $194 million) partially offset by the weather-related impact on total margin in AmeriGas’s legacy propane business.

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Operating and administrative expenses increased $81.8 million primarily due to incremental operating expenses associated with Heritage Propane’s operations (approximately $78 million) and $8.1 million in acquisition and transition expenses incurred during the current-year quarter partially offset by lower expenses in AmeriGas’s legacy propane business.

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Operating income (which excludes the impact of losses on extinguishments of debt) increased primarily due to the increased total margin offset by the higher operating expenses and increased depreciation and amortization ($21.6 million) primarily reflecting the impact of the Heritage Propane acquisition.

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Income before income taxes (which includes the impact of a $13.4 million loss on extinguishment of debt in the current-year period and an $18.8 million loss on an extinguishment of debt in the prior-year period) increased $17.0 million, reflecting the higher operating income and the reduced loss on extinguishment of debt partially offset by higher interest expense ($28.8 million) related to the Heritage Propane acquisition.

International Propane:

For the three months ended March 31,	2012	2011	Increase
Revenues	$681.7	$503.9	$177.8	35.3%
Total margin (a)	$207.9	$177.7	$30.2	17.0%
Operating income	$70.2	$61.8	$8.4	13.6%
Income before income taxes	$62.1	$55.1	$7.0	12.7%
Retail gallons sold	183.0	133.6	49.4	37.0%
Degree days - % (warmer) colder than normal (1):
Antargaz	0.2%	(7.0)%
Flaga	(3.4)%	(1.5)%

(1)	For comparability, degree day information is presented for the legacy Antargaz and Flaga businesses as they existed in the prior-year period.

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UGI Reports Second Quarter Results, Updates Guidance for 2012	Page 3

•	International Propane operating results for the current-year period include the results of the Shell Acquisition, which was completed on October 14, 2011.

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Weather across Europe averaged near normal for the quarter, but was volatile. Temperatures that were significantly colder than normal in February were largely offset by much warmer than normal temperatures in January (approximately 10% warmer than normal) and March (approximately 20% warmer than normal).

•	Volumes increased over the prior year primarily due to the Shell Acquisition (approximately 52 million gallons).

•	Total margin increased primarily due to incremental margin from the Shell Acquisition (approximately $39 million).

•

Operating income increased as the higher total margin was partially offset by increased expenses associated with the acquired businesses, including operating and administrative costs, higher depreciation expense, and acquisition integration costs.

•	Income before income taxes increased $7.0 million, reflecting the higher operating income partially offset by increased interest expense.

•

The average euro-to-dollar translation rate was approximately $1.32 for the current-year period compared with $1.37 in the prior-year period. This change in exchange rates did not have a significant impact on income before income taxes.

Gas Utility:

For the three months ended March 31,	2012	2011	(Decrease)
Revenues	$319.5	$452.5	$(133.0)	(29.4)%
Total margin (a)	$142.0	$163.9	$(21.9)	(13.4)%
Operating income	$85.0	$100.9	$(15.9)	(15.8)%
Income before income taxes	$74.9	$90.7	$(15.8)	(17.4)%
System throughput - billions of cubic feet (“bcf”)	60.7	61.3	(0.6)	(1.0)%
Degree days - % (warmer) colder than normal	(19.3)%	6.6%

•	Weather was significantly warmer than normal and warmer than in the prior-year period. Weather for the month of March was more than 38.0% warmer than normal.

•

Total system throughput was essentially unchanged from the prior year despite the warmer weather. This was due to increased throughput to non-weather sensitive, low margin interruptible delivery service customers.

•	Throughput to retail core market customers decreased 6.7 bcf (approximately 20%) from the prior-year period, reflecting the impact of the significantly warmer weather during the current-year period.

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Total margin decreased principally reflecting lower core market margins ($17.4 million) and lower firm delivery service margin ($3.0 million). Total margin in the current-year period included incremental margin resulting from the August 2011 base rate increase at UGI Central Penn Gas.

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Operating income and income before income taxes decreased principally due to the lower total margin partially offset by lower operating and administrative expenses including lower storage and customer accounts expenses.

Midstream & Marketing:

For the three months ended March 31,	2012	2011	(Decrease)
Revenues	$269.0	$360.3	$(91.3)	(25.3)%
Total margin (a)	$47.4	$54.9	$(7.5)	(13.7)%
Operating income	$30.6	$40.8	$(10.2)	(25.0)%
Income before income taxes	$29.3	$40.1	$(10.8)	(26.9)%

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UGI Reports Second Quarter Results, Updates Guidance for 2012	Page 4

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Total revenues decreased primarily due to lower revenues from natural gas marketing activities ($84.3 million) resulting from lower natural gas prices and, to a much lesser extent lower volumes sold, and lower capacity management revenues. Partially offsetting these decreases were increased revenues from gas storage services reflecting the transfer of the storage assets to Midstream & Marketing on April 1, 2011.

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Total margin decreased, as lower margin from natural gas marketing activities ($6.2 million), lower capacity management total margin ($6.0 million) and, to a much lesser extent, lower electric generation margins were partially offset by increased margin from storage services.

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Operating income reflects the decrease in total margin, higher storage services expenses and incremental expenses associated with the repowered Hunlock Station, which was out of service last year as it transitioned from a coal-fired plant to a natural gas-fired plant.

•	Income before income taxes reflects the lower operating income and higher interest expense ($0.7 million) related to increased borrowings under credit facilities in the current-year quarter.

(a)	Total margin represents total revenues less total cost of sales.

UGI Corporation income tax expense

UGI’s consolidated income tax expense decreased $12.8 million from the prior-year period, reflecting a lower effective tax rate and lower taxable income. The effective tax rate is lower this year primarily due to a combination of tax benefits associated with international operations.

About UGI

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss second quarter earnings and other current activities at 4:00 PM ET on Thursday, April 26. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com under “Investor Relations”. A telephonic replay will be available from 7:00 PM ET on April 26 through midnight Saturday, April 28. The replay may be accessed at 1-855-859-2056, passcode 36867488 and International access 1-404-537-3406, passcode 36867488.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses, including Heritage Propane and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

UGI CORPORATION

REPORT OF EARNINGS

(Millions of dollars, except per share)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2012	2011	2012	2011	2012	2011
Revenues:
AmeriGas Propane	$1,155.6	$906.8	$1,839.4	$1,607.0	$2,770.4	$2,384.6
International Propane	681.7	503.9	1,200.0	958.8	1,729.9	1,325.0
Gas Utility	319.5	452.5	574.5	773.6	827.3	1,047.9
Electric Utility	25.9	31.7	51.1	60.6	99.6	115.2
Midstream & Marketing	269.0	360.3	507.8	639.9	927.6	1,034.9
Corporate & Other (a)	(24.2)	(74.2)	(56.5)	(93.3)	(93.8)	(108.7)

Total revenues	$2,427.5	$2,181.0	$4,116.3	$3,946.6	$6,261.0	$5,798.9

Operating income (loss):
AmeriGas Propane	$195.0	$154.6	$255.1	$246.2	$251.8	$226.1
International Propane	70.2	61.8	111.9	115.8	82.2	108.1
Gas Utility	85.0	100.9	146.2	176.0	169.8	196.5
Electric Utility	3.4	3.0	6.6	6.6	11.4	11.8
Midstream & Marketing	30.6	40.8	54.5	68.3	69.1	119.8
Corporate & Other (a)	(3.4)	(4.1)	(5.2)	(3.6)	(8.5)	(3.0)

Total operating income	380.8	357.0	569.1	609.3	575.8	659.3
Loss from equity investees	0.0	(0.4)	(0.1)	(0.6)	(0.4)	(2.7)
Loss on extinguishments of debt	(13.4)	(18.8)	(13.4)	(18.8)	(32.7)	(18.8)
Interest expense:
AmeriGas Propane	(45.1)	(16.3)	(61.6)	(31.7)	(93.4)	(63.6)
International Propane	(8.1)	(6.3)	(15.6)	(12.7)	(31.1)	(24.7)
Gas Utility	(10.1)	(10.2)	(20.2)	(20.3)	(40.3)	(40.3)
Electric Utility	(0.6)	(0.6)	(1.1)	(1.1)	(2.4)	(2.0)
Midstream & Marketing	(1.3)	(0.7)	(2.4)	(1.4)	(3.7)	(1.6)
Corporate & Other, net (a)	(0.1)	(0.2)	(0.4)	(0.4)	(0.8)	(0.9)

Total interest expense	(65.3)	(34.3)	(101.3)	(67.6)	(171.7)	(133.1)
Income before income taxes	302.1	303.5	454.3	522.3	371.0	504.7
Income tax expense	(75.1)	(87.9)	(117.2)	(151.7)	(96.3)	(156.7)

Net income	227.0	215.6	337.1	370.6	274.7	348.0
Less: net income attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	(93.6)	(66.2)	(116.7)	(108.1)	(83.9)	(80.0)

Net income attributable to UGI Corporation	$133.4	$149.4	$220.4	$262.5	$190.8	$268.0

Earnings per share attributable to UGI shareholders:
Basic	$1.19	$1.34	$1.96	$2.36	$1.70	$2.42

Diluted	$1.18	$1.32	$1.95	$2.33	$1.69	$2.39

Average common shares outstanding (thousands):
Basic	112,510	111,637	112,380	111,267	112,237	110,648

Diluted	113,239	113,160	113,085	112,782	113,177	111,908

Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$26.2	$32.0	$38.3	$52.6	$25.6	$40.5
International Propane	50.0	35.3	81.0	68.5	53.5	53.3
Gas Utility	46.3	58.4	77.4	97.6	79.1	99.6
Electric Utility	1.5	1.7	3.0	3.4	5.3	5.7
Midstream & Marketing	17.8	25.5	31.7	43.6	40.6	71.2
Corporate & Other (a)	(8.4)	(3.5)	(11.0)	(3.2)	(13.3)	(2.3)

Total net income attributable to UGI Corporation	$133.4	$149.4	$220.4	$262.5	$190.8	$268.0

(a)	Corporate & Other includes the elimination of certain intercompany transactions and, with respect to net income, consolidated effective tax rate adjustments.